Zendesk Shareholder Letter Q3 2016 - 1 v Third Quarter 2016 Shareholder Letter November 01, 2016 Exhibit 99.2

Zendesk Shareholder Letter Q3 2016 - 2 Mikkel Svane CEO In case you haven’t noticed, a lot has changed at Zendesk. Over the past year we have invested to broaden our family of products. Last week, we unveiled our new corporate branding and an expanded product portfolio, furthering our vision of delivering better customer experiences. The new Zendesk family of products represents Zendesk’s shift from a single customer service product to a unified product family focused on improving customer relationships. The Zendesk family of products helps organizations understand their customers, improve communication, and offer support where and when it’s needed most. For the third quarter of 2016, we achieved revenue of $80.7 million. While this represents substantial growth of 45% over the third quarter of 2015 and exceeded our previously published guidance, we feel we did not execute to our fullest potential. In July, we realigned our sales and marketing activities with the goal of more efficiently winning new business and expanding within our installed customer base. That reorganization caused more employee turnover and disruption than we had expected and impacted our ability to convert pipeline into closed business, especially late in the quarter and in our largest Americas region. We also fell short of our expectations on service uptime, disappointing our customers in ways that aren’t acceptable. We’ve taken immediate action to address this issue, as discussed in more detail below. Despite those challenges, there was much to be excited about in our business performance during the quarter. Our core low-touch business continued to thrive, with the result being that a very substantial portion of our business is being closed with short and highly efficient sales cycles. We crossed 87,000 paid customer accounts, a number that demonstrates our success in landing new customers. Additionally, we remain focused on landing with larger organizations, continuing to employ our land-and-expand strategy to efficiently manage our customer acquisition costs. We have high confidence in our ability to expand with many of these new customers. Elena Gomez CFO Marc Cabi Strategy & IR

Zendesk Shareholder Letter Q3 2016 - 3 Third quarter 2016 financial summary (in thousands, except per share data) Three Months Ended September 30, GAAP Results 2016 2015 Revenue $ 80,717 $ 55,661 Gross profit 56,851 38,622 Gross margin 70.4% 69.4% Operating loss $ (26,213) $ (18,807) Operating margin -32.5% -33.8% Net loss $ (25,826) $ (18,924) Net loss per share (0.27) (0.22) Non-GAAP Results Non-GAAP gross profit $ 60,090 $ 40,407 Non-GAAP gross margin 74.4% 72.6% Non-GAAP operating loss $ (4,256) $ (4,131) Non-GAAP operating margin -5.3% -7.4% Non-GAAP net loss $ (3,869) $ (4,248) Non-GAAP net loss per share (0.04) (0.05) We remain focused on scaling our operations and delivering year-over-year operating margin improvement. For the third quarter of 2016 versus the third quarter of 2015, we expanded GAAP gross margin to 70.4% from 69.4% and GAAP operating margin to -32.5% from -33.8%. When comparing the same periods on a non-GAAP basis, we expanded gross margin to 74.4% from 72.6% and operating margin to -5.3% from -7.4%. With the re-architecting of our go-to-market organization largely complete and the roll-out of our new brand messaging and family of products, we believe we are well positioned to close out 2016 and turn to 2017. We will maintain our focus on sustaining high growth while demonstrating scale through improved operating margins over time as we pursue our ultimate goal of helping organizations build better relationships with their customers.

Zendesk Shareholder Letter Q3 2016 - 4 The new Zendesk As we prepare for the future of Zendesk, we look back at our accomplishments over the last 9 years. We have come a long way with our customers, who define innovation in a new economy where listening to the voice of the customer and customer satisfaction are prerequisites for success. We have learned so much from our next-generation customers like AdRoll, Instacart, Lonely Planet, MailChimp, Shopify, and a long list of others. They have demonstrated that building relationships and loyalty through a journey of customer interactions and experiences is how to achieve success, not one-off transactions of the days past. In fact, today’s most successful companies are moving away from an old view that customers need to be managed and automated, to a new view where building customer relationships is at the core of their business. The new reality is that business software must be built for customers f irst. Modern software should allow companies to deliver positive experiences without being held back by the inefficiencies of silos created by departments and functions within companies. We embark on a new journey to provide our customers with software tools that allow companies to broaden how they address their customer relationships. Our future strategy is not to replicate an old view of CRM -- defined by sales automation, marketing automation, and service automation -- rather, our vision is to build software for relationships first. Last week, we introduced our new and expanded product family that is designed to help organizations build better customer relationships. Customer support remains a core part of that effort, as does delivering products that enable customers to communicate with companies across multiple channels. In addition, we are expanding our software to better understand customers.

Specifically, we have added two new products to the family that together help organizations build more personal connections with their customers through analytics and customer intelligence. Zendesk Explore powers analytics and unifies data for all of Zendesk's products and a vast number of third-party sources. It makes customer data accessible across an organization, so businesses can measure and understand the entire customer experience. Zendesk Connect provides customer intelligence so businesses can proactively reach out with relevant and helpful messages. It combines historical data with individual customer activity from websites, mobile apps, and other digital interactions. Using Zendesk Connect, businesses can guide customers through new product experiences, provide relevant information to avoid support issues, and recommend related products -- letting businesses reach out at the right time and place.

Along with Zendesk Explore and Zendesk Connect, the Zendesk family of products includes Zendesk Support, Zendesk Help Center, Zendesk Chat, Zendesk Talk, and Zendesk Message.

explore

Analytics software that unifies data for all Zendesk products and numerous third-party sources to help businesses measure and understand the entire customer experience connect

Customer intelligence so businesses can proactively reach out with relevant and helpful messages support

A beautifully simple system for tracking, prioritizing, and solving customer support tickets talk

Call center software for more personal and productive phone support conversations help center

A self-service destination with articles, interactive forums, and community that helps customers help themselves message

Message software that helps companies engage customers on their favorite messaging apps chat

Live chat software that provides a fast and responsive way to connect with customers in the moment

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Explore, Connect, and Message are in early access programs. We expect Explore will be generally available for Support and Chat in Q1 2017, with general availability for additional Zendesk products beginning in Q2 2017. We expect Connect and Message will be generally available in Q2 2017.

Zendesk Shareholder Letter Q3 2016 - 5

Zendesk Shareholder Letter Q3 2016 - 6 A scalable brand Along with new products, we introduced our entirely new brand identity for Zendesk. Our challenge was to create a new brand system that allowed us to have unique identities for our individual products, while unifying them under our company brand. Drawing inspiration from our roots in Danish design, we unveiled unique logos for each of our products built on a concept called “Relationshapes.” Each product is identified by the interaction of two everyday shapes. Those shapes come together as a large “Z” to form our new corporate identity. Our brand has long played a key role in our success. As we look to the future, the Zendesk brand will continue to expand toward our broader addressable market of products for better customer relationships.

Zendesk Shareholder Letter Q3 2016 - 7 Product investment A big part of our move toward being a unified family of products is our investments in making sure our products work well together. We are investing in their deep and seamless integration. All of them share a common interface and are being developed to support a single login and ultimately, a shared customer data platform. To underscore our commitment to these goals and the expanded reach of our products, we are pleased to announce the appointment of Adrian McDermott as our President of Products. Over the last six years, Adrian has been instrumental in translating our aspirations into software built for better customer relationships. In this new leadership role, he will continue moving us forward on the path toward building out our unified product family, and transforming the customer and agent experience. Scaling and maturing our infrastructure As the ongoing relationship between organizations and their customers becomes central to the success of modern business models, we recognize and appreciate the trust our customers have placed in us to help manage those relationships. We’ve worked hard to earn that trust by investing in our infrastructure to support the high traffic volume needs of our biggest and fastest growing customers. Zendesk now processes individual customer service requests at a rate of over 1 billion per year. As recent attacks on internet infrastructure have revealed, businesses are increasingly dependent on the availability and performance of mission critical services like ours to manage their operations. Zendesk is not immune to these disruptions and, over the course of 2016, our customers have been impacted by them as well as other incidents more directly under our control. That customer experience is not acceptable to us and we are redoubling our efforts to ensure the availability and Adrian McDermott President of Products Tom Keiser Chief Information Officer & SVP Technology Operations performance of our products are best-in-class. As part of that effort, we have brought our infrastructure and technology operations organizations under the leadership of Tom Keiser. He joined us as our CIO in the second quarter and will now also serve as our SVP of Technology Operations. We believe that Tom, who managed operations teams at scale while at Gap and LBrands and has been transformative in his short tenure at Zendesk, is the right leader to help continue to mature this part of our organization. Another aspect of our evolving operations strategy is the continued refinement of our hosting infrastructure to optimize for reliability, performance, and cost. We currently provide our services through a combination of co-located managed data centers and cloud infrastructure providers such as Amazon Web Services (AWS) and Google Cloud Platform. Earlier this year, Zendesk successfully launched its first AWS implementation in the APAC region. As a result, our pursuit of opportunities to leverage efficient, scalable, and resilient managed hosting solutions has accelerated. During the third quarter, we launched two US-based AWS instances. We will continue to evaluate the success of these efforts over the next few quarters and our approach to infrastructure investments.

Zendesk Shareholder Letter Q3 2016 - 8 Expanding developer channels Earlier this year, we announced an integration with Google Play that allows Zendesk customers to automatically convert Google Play Store reviews into support tickets. We expanded on this in the third quarter, releasing the Channel Framework, which allows developers to build their own integrations and bring customer communications from anywhere into Zendesk. With the Channel Framework, Zendesk customers can turn reviews, comments, and messages into two-way customer service conversations. These channel integrations are currently available on our redesigned Apps Marketplace. We also updated the marketplace with better search and browsing of our apps. We expect the Apps Marketplace to be the foundation for a new multi-product experience where customers will soon be able to install apps into Chat and other emerging products.

Key accomplishments


Timeline not to scale
Employee Count
Paid Customer Accounts
Jan 2015
Facebook Messenger
Premium Live Chat
Gartner MQ Visionary
Zendesk Neighbor Foundation
60K
1,000
bime by zendesk
Analytics
Forrester Wave
65K
Advanced Voice
Jan 2016
1,200
70K
Pathfinder
Satisfaction Prediction
75K
Zendesk Message
Office 365
Gartner MQ Leader
Analyst Day
SMS
Google Play
80K
Help Center "Copenhagen"
1,500
July 2016
Automatic Answers
Channel Framework
India Office Opening
85K
connect
explore
New Products
Rebrand
zendesk

Customers

Notable customer success stories from the third quarter include Vend, a cloud point-of-sale software company based in New Zealand. Zendesk is at the heart of Vend's award-winning support. Following the announcement of our Automatic Answers machine learning feature in July, the company was excited to be a part of the early access program to test it on their email and web form channels. With over 6,000 interactions per month with retailers from over 100 countries, Automatic Answers is now solving a couple of hundred requests per month without any input from a retailer advocate. Automatic Answers has helped Vend's retail customers get the answers they seek faster, without creating extra work for their support team.

Other noteworthy customers that recently joined us or expanded with us include:

- Instacart, a popular internet-based grocery delivery service
- MailChimp, an online email marketing solution
- Konami Gaming, innovators of slot machines and gaming enterprise management systems
- Neato Robotics, a robotics company making automatic, cordless robot vacuums
- Easynvest, a Brazilian investment management company

Zendesk Shareholder Letter Q3 2016 - 9

Zendesk Shareholder Letter Q3 2016 - 10 Operating metrics Earlier in 2016, we shared our goal of focusing our sales and marketing investments on pursuing opportunities we believe result in building a repeatable and efficient model for customer acquisition. With our Chief Revenue Officer Bryan Cox on board, we’ve refined our go-to- market strategy to focus on these low-touch, more efficient sales cycle opportunities, while still driving efforts to land and pursue expansion opportunities within larger organizations. As a proxy of our success with larger opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the third quarter, we closed 44% more of these contracts versus a year ago. We saw a decrease in the average size of these transactions as compared to the same period last year, which reflects the unpredictable nature of closing some of our largest opportunities. Another metric we use to gauge our penetration within larger organizations is represented by the percentage of recurring revenue generated by customers with more than 100 agents, which remained strong at 33% in the third quarter of 2016 versus 31% in the third quarter of 2015. Our dollar-based net expansion rate at the end of the third quarter was 114%. This result is in line with expectations and, similar to last quarter, is impacted by the anniversary of large wins in the same period of 2015. The combined churn and contraction rate, which is a component of this metric, has not significantly changed since the time of our IPO. We expect our dollar-based net expansion rate to range between 110-120% over the next several quarters. % of total quarter-ending MRR from paid customer accounts with 100+ seats

Zendesk Shareholder Letter Q3 2016 - 11 Corporate Social Responsibility At Zendesk, corporate social responsibility is a core component of our brand. In September, we were proud to receive the Corporate Partner Award for our dedication and commitment to building neighborhood and community partnerships at the 39th Annual Wu Yee Gala hosted in San Francisco. Wu Yee Children’s Services connects diverse and low-income families to critical health and education resources. We have had the pleasure of offering the agency our community space located in our San Francisco headquarters to host family dinners, graduation ceremonies, and even a Frozen Sing- Along night for Wu Yee families. Also in September, Mikkel gave the keynote address at the C.H.E.F.S. Class 61 graduation ceremony, which was hosted in our community space. C.H.E.F.S. (Conquering Homelessness through Employment in Food Services) is a five-month culinary training program operated by Episcopal Community Services that prepares homeless and formerly homeless individuals for jobs in food services. FPO

Zendesk Shareholder Letter Q3 2016 - 12 Financial measures and cash flows Our mission to demonstrate scale through year- over-year margin improvement continued during the third quarter of 2016. During this quarter, we achieved gross margin expansion based primarily on continued improvement in utilization of our capitalized internal-use software, employee resources, and data center capacity. GAAP gross margin increased to 70.4% in the third quarter of 2016 compared to 69.1% in the second quarter of 2016. GAAP gross margin in the third quarter of 2015 was 69.4%. Non-GAAP gross margin increased to 74.4% in the third quarter of 2016 compared to 73.3% in the second quarter of 2016. Non-GAAP gross margin in the third quarter of 2015 was 72.6%. GAAP operating loss for the third quarter of 2016 was $26.2 million compared to GAAP operating loss for the second quarter of 2016 of $26.3 million. GAAP operating loss for the third quarter of 2015 was $18.8 million. Non-GAAP operating loss for the third quarter of 2016 was $4.3 million, which was better than our outlook for the quarter, and compares to non-GAAP operating loss for the second quarter of 2016 of $5.6 million. Non-GAAP operating loss for the third quarter of 2015 was $4.1 million. GAAP operating margin improvement is attributed to improvements in gross margin, and overall productivity gains in administrative and research and development costs. GAAP operating margin for the third quarter of 2016 improved to -32.5% from -35.4% in the second quarter of 2016. GAAP operating margin was -33.8% in the third quarter of 2015. Non-GAAP operating margin improved to -5.3% in the third quarter of 2016 from -7.6% in the second quarter of 2016. Non-GAAP operating margin was -7.4% in the third quarter of 2015. GAAP net loss for the third quarter of 2016 was $25.8 million or $0.27 per share compared to GAAP net loss of $26.3 million or $0.28 per share for the second quarter of 2016. GAAP net loss was $18.9 million or $0.22 per share for the third quarter of 2015. Non-GAAP net loss for the third quarter of 2016 was $3.9 million or $0.04 per share compared to non-GAAP net loss of $5.6 million or $0.06 per share for the second quarter of 2016. Non-GAAP net loss was $4.2 million or $0.05 per share for the third quarter of 2015. Weighted average shares used to compute both GAAP and non- GAAP net loss per share for the third quarter of 2016 was 94.1 million. Non-GAAP results for the third quarter of 2016 exclude $21.0 million in share-based compensation and related expenses (including $0.6 million of employer tax related to employee stock transactions and $0.4 million of amortized share-based compensation capitalized in internal- use software), and $1.0 million of amortization of purchased intangibles. Non-GAAP results for the second quarter of 2016 exclude $19.7 million in share-based compensation and related expenses (including $0.7 million of employer tax related to employee stock transactions and $0.4 million of amortized share-based compensation capitalized in internal-use software), and $1.0 million of amortization of purchased intangibles. Non-GAAP results for the third quarter of 2015 exclude $14.0 million in share-based compensation and related expenses (including $0.2 million of employer tax related to employee stock transactions and $0.3 million of amortized share-based compensation capitalized in internal-use software), $0.3 million of acquisition related costs, and $0.4 million of amortization of purchased intangibles. During the third quarter of 2016, net cash from operating activities was -$0.6 million. We ended the third quarter of 2016 with $77.6 million of cash and equivalents, and we had an additional $133.8 million of short-term marketable securities and $71.1 million in long-term marketable securities.

Zendesk Shareholder Letter Q3 2016 - 13 Guidance The evolution and scaling of our core product to meet our customers’ needs, introduction of an expanded family of products, and the unveiling of our new brand provide a solid foundation upon which we believe we can continue to capitalize and grow our business. We are also excited by the immediate impact our new leaders have had on helping us understand the different dynamics of our business and setting us up to execute more sustainably over the next year. Our core low- touch, high velocity business segment continues to grow at a highly predictable pace. We enter the fourth quarter of 2016 with a healthy pipeline of new and large prospective opportunities. Our financial guidance for the remainder of 2016 reflects the fact that many of our early go-to-market strategies to capitalize on larger opportunities remain unpredictable from quarter to quarter. We are confident in our ability to build a company that can sustain solid revenue growth and meet our goal of $1 billion in revenues in 2020. For the fourth quarter of 2016, we expect revenue to range between $86.0 and $88.0 million and we expect our GAAP operating loss to range between $29.0 and $30.0 million. We expect our non-GAAP operating loss for the fourth quarter of 2016 to range between $5.0 and $6.0 million. Our GAAP operating loss for the fourth quarter of 2016 is estimated to include share-based compensation and related expenses of approximately $23.0 million, and amortization of purchased intangibles of approximately $1.0 million. For the full year of 2016, we expect revenue to range between $309.0 and $311.0 million. We expect our GAAP operating loss for the full year of 2016 to range between $108.5 and $109.5 million, and we expect our non-GAAP operating loss to range between $22.0 and $23.0 million. Our GAAP operating loss for the full year of 2016 is estimated to include share- based compensation and related expenses of approximately $82.7 million, and amortization of purchased intangibles of approximately $3.8 million. The timing of our data center investments and our decision to supplement our co-located data center investments with the use of third-party hosting solutions may impact the allocation of cash flows between cash flows from operations and cash used for investing activities. We currently estimate our net cash from operating activities and free cash flow for the fourth quarter of 2016 to be positive. We continue to target to be free cash flow positive for the full year of 2017. This target regarding free cash flow includes cash used for purchases of property and equipment and internal-use software development costs. We have not reconciled free cash flow guidance to net cash from operating activities for this future period because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the period is not available without unreasonable effort. Finally, we estimate we will have approximately 95.6 million weighted average shares outstanding for the fourth quarter of 2016 and 93.1 million weighted average shares outstanding for the full year of 2016, each based only on current shares outstanding and anticipated activity associated with equity incentive plans.

Zendesk Shareholder Letter Q3 2016 - 14 Condensed consolidated statements of operations (In thousands, except per share data; unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2016 2015 2016 2015 Revenue $80,717 $55,661 $223,376 $146,122 Cost of revenue 23,866 17,039 68,318 47,491 Gross profit 56,851 38,622 155,058 98,631 Operating expenses: Research and development 22,953 16,031 66,683 43,517 Sales and marketing 43,899 29,079 119,421 79,725 General and administrative 16,212 12,319 48,149 33,982 Total operating expenses 83,064 57,429 234,253 157,224 Operating loss (26,213) (18,807) (79,195) (58,593) Other income (expense), net 681 145 745 (428) Loss before provision for income taxes (25,532) (18,662) (78,450) (59,021) Provision for income taxes 294 262 800 554 Net loss (25,826) (18,924) (79,250) (59,575) Net loss per share, basic and diluted $(0.27) $(0.22) $(0.86) $(0.71) Weighted-average shares used to compute net loss per share, basic and diluted 94,085 87,777 92,274 83,536

Zendesk Shareholder Letter Q3 2016 - 15 Condensed consolidated balance sheets (In thousands, except par value; unaudited) September 30, 2016 December 31, 2015 Assets Current Assets: Cash and cash equivalents $77,589 $ 216,226 Marketable securities 133,758 29,414 Accounts receivable, net of allowance for doubtful accounts of $1,213 and $763 as of September 30, 2016 and December 31, 2015, respectively 37,645 26,168 Prepaid expenses and other current assets 19,437 11,423 Total current assets 268,429 283,231 Marketable securities, noncurrent 71,139 22,336 Property and equipment, net 57,507 56,540 Goodwill and intangible assets, net 54,848 57,050 Other assets 4,504 3,529 Total assets $456,427 $ 422,686 Liabilities and stockholders’ equity Current liabilities: Accounts payable $5,491 $ 9,332 Accrued liabilities 12,839 9,742 Accrued compensation and related benefits 17,929 14,115 Deferred revenue 110,174 84,210 Total current liabilities 146,433 117,399 Deferred revenue, noncurrent 1,538 1,405 Other liabilities 9,922 10,592 Total liabilities 157,893 129,396 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 953 905 Additional paid-in capital 595,135 511,183 Accumulated other comprehensive loss (1,730) (2,225) Accumulated deficit (295,172) (215,921) Treasury stock, at cost (652) (652) Total stockholders’ equity 298,534 293,290 Total liabilities and stockholders’ equity $456,427 $ 422,686

Zendesk Shareholder Letter Q3 2016 - 16 Three Months Ended September 30, 2016 2015 Cash flows from operating activities Net loss $(25,826) $(18,924) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 6,853 4,868 Share-based compensation 19,995 13,442 Other 622 207 Excess tax benefit from share-based award activity (133) (29) Changes in operating assets and liabilities: Accounts receivable (9,355) (9,692) Prepaid expenses and other current assets 459 (900) Other assets and liabilities (1,449) (257) Accounts payable (1,641) (856) Accrued liabilities 842 991 Accrued compensation and related benefits (286) (96) Deferred revenue 9,353 11,068 Net cash used in operating activities (566) (178) Cash flows from investing activities Purchases of property and equipment (4,084) (6,825) Internal-use software development costs (1,540) (1,165) Purchases of marketable securities (80,469) (21,144) Proceeds from maturities of marketable securities 7,495 12,405 Proceeds from sale of marketable securities 25,613 14,333 Cash paid for the acquisition of Zopim, net of cash acquired — (551) Net cash used in investing activities (52,985) (2,947) Cash flows from financing activities Proceeds from exercise of employee stock options 10,499 797 Taxes paid related to net share settlement of equity awards (281) (278) Proceeds from employee stock purchase plan 3,032 2,295 Excess tax benefit from share-based award activity 133 29 Net cash provided by financing activities 13,383 2,843 Effect of exchange rate changes on cash and cash equivalents (279) (1) Net decrease in cash and cash equivalents (40,447) (283) Cash and cash equivalents at the beginning of period 118,036 255,669 Cash and cash equivalents at the end of period $77,589 $255,386 Condensed consolidated statements of cash flows (In thousands; unaudited)

Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Reconciliation of gross profit and gross margin				
GAAP gross profit	$56,851	$38,622	$155,058	$98,631
Plus: Share-based compensation	1,919	1,131	5,355	3,136
Plus: Employer tax related to equity transactions	85	33	277	142
Plus: Amortization of purchased intangibles	848	352	2,525	1,058
Plus: Amortization of share-based compensation capitalized in internal-use software	387	269	1,223	753
Non-GAAP gross profit	$60,090	$40,407	$164,438	$103,720
GAAP gross margin	70%	69%	69%	67%
Non-GAAP adjustments	4%	4%	5%	4%
Non-GAAP gross margin	74%	73%	74%	71%
Reconciliation of operating expenses				
GAAP research and development	$22,953	$16,031	$66,683	$43,517
Less: Share-based compensation	(7,172)	(4,974)	(20,548)	(13,484)
Less: Employer tax related to equity transactions	(232)	(87)	(802)	(348)
Non-GAAP research and development	$15,549	$10,970	$45,333	$29,685
GAAP research and development as percentage of revenue	28%	29%	30%	30%
Non-GAAP research and development as percentage of revenue	19%	20%	20%	20%
GAAP sales and marketing	$43,899	$29,079	$119,421	$79,725
Less: Share-based compensation	(6,657)	(3,786)	(17,780)	(10,154)
Less: Employer tax related to equity transactions	(184)	(50)	(574)	(301)
Less: Amortization of purchased intangibles	(106)	(77)	(314)	(243)
Non-GAAP sales and marketing	$36,952	$25,166	$100,753	$69,027
GAAP sales and marketing as percentage of revenue	54%	52%	53%	55%
Non-GAAP sales and marketing as percentage of revenue	46%	45%	45%	47%
GAAP general and administrative	$16,212	$12,319	$48,149	$33,982
Less: Share-based compensation	(4,247)	(3,551)	(12,654)	(10,283)
Less: Employer tax related to equity transactions	(120)	(76)	(462)	(314)
Less: Transaction costs related to acquisition	—	(290)	—	(290)
Non-GAAP general and administrative	$11,845	$8,402	$35,033	$23,095
GAAP general and administrative as percentage of revenue	20%	22%	22%	23%
Non-GAAP general and administrative as percentage of revenue	15%	15%	16%	16%

Zendesk Shareholder Letter Q3 2016 - 17

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Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2016	2015	2016	2015
Reconciliation of operating loss and operating margin				
GAAP operating loss	$(26,213)	$(18,807)	$(79,195)	$(58,593)
Plus: Share-based compensation	19,995	13,442	56,337	37,057
Plus: Employer tax related to equity transactions	621	246	2,115	1,105
Plus: Amortization of purchased intangibles	954	429	2,839	1,301
Plus: Transaction costs related to acquisition	—	290	—	290
Plus: Amortization of share-based compensation capitalized in internal-use software	387	269	1,223	753
Non-GAAP operating loss	$(4,256)	$(4,131)	$(16,681)	$(18,087)
GAAP operating margin	(32)%	(34)%	(35)%	(40)%
Non-GAAP adjustments	27%	27%	28%	28%
Non-GAAP operating margin	(5)%	(7)%	(7)%	(12)%
Reconciliation of net loss				
GAAP net loss	$(25,826)	$(18,924)	$(79,250)	$(59,575)
Plus: Share-based compensation	19,995	13,442	56,337	37,057
Plus: Employer tax related to equity transactions	621	246	2,115	1,105
Plus: Amortization of purchased intangibles	954	429	2,839	1,301
Plus: Transaction costs related to acquisition	—	290	—	290
Plus: Amortization of share-based compensation capitalized in internal-use software	387	269	1,223	753
Non-GAAP net loss	$(3,869)	$(4,248)	$(16,736)	$(19,069)
Reconciliation of net loss per share, basic and diluted				
GAAP net loss per share, basic and diluted	$(0.27)	$(0.22)	$(0.86)	$(0.71)
Non-GAAP adjustments to net loss	0.23	0.17	0.68	0.48
Non-GAAP net loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.18)	$(0.23)
Weighted-average shares used to compute net loss per share, basic and diluted	94,085	87,777	92,274	83,536
Computation of free cash flow				
Net cash provided by (used in) operating activities	$(566)	$(178)	$3,994	$(4,951)
Less: purchases of property and equipment	(4,084)	(6,825)	(12,494)	(14,231)
Less: internal-use software development costs	(1,540)	(1,165)	(4,313)	(3,548)
Free cash flow	$(6,190)	$(8,168)	$(12,813)	$(22,730)

Zendesk Shareholder Letter Q3 2016 - 18

Zendesk Shareholder Letter Q3 2016 - 19 About Zendesk Zendesk builds software for better customer relationships. It empowers organizations to improve customer engagement and better understand their customers. More than 87,000 paid customer accounts in over 150 countries and territories use Zendesk products. Based in San Francisco, Zendesk has operations in the United States, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com. Forward-Looking Statements This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress towards its long-term financial objectives. The words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its customer service platform to changing market dynamics and customer preferences or achieve increased market acceptance of its platform; (iii) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (iv) Zendesk’s limited operating history, which makes it difficult to evaluate its prospects and future operating results; (v) Zendesk’s ability to effectively manage its growth and organizational change; (vi) the market in which Zendesk operates is intensely competitive, and Zendesk may not compete effectively; (vii) the development of the market for software as a service business software applications; (viii) Zendesk’s ability to sell its live chat software as a standalone service and more fully integrate its live chat software with its customer service platform; (ix) Zendesk’s ability to integrate We Are Cloud SAS with its existing corporate operations, to sell its analytics software as a standalone service, and to integrate Zendesk’s analytics software with Zendesk’s customer service platform; (x) breaches in Zendesk’s security measures or unauthorized access to its customers’ data; (xi) service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xii) real or perceived errors, failures, or bugs in its products; (xiii) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xiv) Zendesk’s ability to effectively expand its sales capabilities. The forward-looking statements contained in this shareholder letter are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. About Non-GAAP Financial Measures To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating loss and operating margin, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and free cash flow. Specifically, Zendesk excludes the following from its historical and prospective non- GAAP financial measures, as applicable: Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period. Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period. Amortization of Purchased Intangibles and Acquisition Related Expenses: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period. Zendesk views acquisition related expenses as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Zendesk Shareholder Letter Q3 2016 - 20 Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations. Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management. Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation expense, amortization of share-based compensation capitalized in internal-use software, amortization of purchased intangibles, transaction costs related to acquisitions, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward- looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. About Operating Metrics Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts for its customer service platform (Zendesk Support) and live chat software (Zendesk Chat), dollar- based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue originating from customers with more than 100 agents. Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of the number of accounts on its customer service platform, exclusive of its legacy Starter plan, free trials or other free services, and the number of accounts using its live chat software, exclusive of free trials or other free services, each as of the end of the period and as identified by a unique account identifier. Use of Zendesk’s customer service platform and live chat software requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of Zendesk’s customer service platform or live chat software by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s customer service platform and live chat software to service separate subsidiaries, divisions, or work processes. Each of these accounts is also treated as a separate paid customer account. Zendesk does not currently incorporate accounts using its analytics software into the determination of the number of paid customer accounts. Accounts that subscribe to Zendesk’s Essential plan are included in the determination of the number of paid customer accounts. Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional features on Zendesk’s customer service platform, such as voice subscriptions, as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its customer service platform and live chat software. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other United States generally accepted accounting principles, or GAAP, financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue of the paid customer accounts on Zendesk’s customer service platform and live chat software as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue of the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 74,300 customers, as compared to the approximately 87,400 total paid customer accounts as of September 30, 2016. To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts on its customer service platform or live chat software and paid customer accounts associated with reseller and other similar channel arrangements.

Starting in the quarter ended March 31, 2016, Zendesk began incorporating operating metrics associated with its live chat software into its dollar-based net expansion rate. Zendesk does not currently incorporate operating metrics associated with its analytics software into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk calculates its monthly recurring revenue represented by its churned customers on an annualized basis by dividing base revenue associated with paid customer accounts on Zendesk's customer service platform that churn, either by termination of the subscription or failure to renew, during the annual period being measured, by Zendesk's base revenue. Zendesk's monthly recurring revenue represented by its churned customers excludes expansion or contraction associated with paid customer accounts on Zendesk's customer service platform and the effect of upgrades or downgrades in subscription plan. The monthly recurring revenue represented by its churned customers is adjusted to exclude paid customer accounts that churned from the customer base used that share common corporate information with customer accounts that did not churn from the customer base during the annual period being measured. While not material, Zendesk believes the failure to make this adjustment could otherwise skew the monthly recurring revenue represented by its churned customers as a result of customers that maintain multiple paid customer accounts on its customer service platform.

Zendesk's percentage of monthly recurring revenue that is generated by customers with 100 or more agents is determined by dividing the monthly recurring revenue for paid customer accounts with more than 100 agents on its customer service platform as of the measurement date by the monthly recurring revenue for all paid customer accounts on its customer service platform as of the measurement date. Zendesk determines the customers with 100 or more agents as of the measurement date based on the number of activated agents at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with its live chat software or its analytics software into its measurement of monthly recurring revenue represented by its churned customers or percentage of monthly recurring revenue that is generated by customers with 100 or more agents.

Zendesk's freemium plans include its legacy Starter plan for its customer service platform, its Lite plan for its live chat software, and its Inbox service for facilitating and simplifying email collaboration on group email aliases. Zendesk believes these services provide exposure to its brand and establish a relationship that can facilitate further adoption of its customer service platform and live chat software as organizations grow in size and their service needs grow more complex. A customer account on Zendesk's freemium plans is considered active based on whether functionality of the service has been utilized within the 90-day period preceding the measurement date. A single consolidated organization or customer may have multiple freemium customer accounts across each of Zendesk's customer service platform, live chat software, and Inbox service. Each of these accounts is treated as a separate customer account on Zendesk's freemium products.

About customer metrics

	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016
Paid customer accounts on Zendesk Support (approx.)	32,700	35,700	39,900	43,700	47,400
+ Paid customer accounts on Zendesk Chat (approx.)	31,600	33,400	35,700	37,800	40,000
= Approximate number of paid customer accounts	64,300	69,100	75,600	81,500	87,400

Source and contact: Zendesk, Inc.

Investor contact:

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media contact:

Matt Hicks, +1 415-529-5606

press@zendesk.com

Zendesk Shareholder Letter Q3 2016 - 21